Exhibit 99.1

Investor Relations

(212) 479-3150

NEW RESIDENTIAL REPAYS $2.5 BILLION OF HSART TERM NOTES AT PAR

CREATES ADDITIONAL LIQUIDITY OF APPROXIMATELY $200 MILLION FOR FUTURE INVESTMENTS

NEW YORK - (BUSINESS WIRE) - October 2, 2015 - New Residential Investment Corp. (NYSE: NRZ; “New Residential” or the “Company”) today announced that it has repaid $2.5 billion of term notes issued by the HLSS Servicer Advance Receivables Trust (“HSART”).

The $2.5 billion HSART term notes became immediately due and payable as a result of the master servicing rating downgrade of Ocwen Loan Servicing, LLC (“Ocwen”), announced by Standard & Poor’s Rating Services on September 29, 2015.

New Residential had previously secured approximately $4 billion of surplus servicer advance financing commitments from its lenders. The excess financing capacity was used to repay the $2.5 billion HSART term notes at par.

“From the early stages of planning for the HLSS acquisition, we were thoughtful in managing our liquidity and were diligent in securing surplus financing commitments to ensure a seamless paydown of the $2.5 billion term notes in the event of an Ocwen servicer rating downgrade” comments Michael Nierenberg, Chief Executive Officer of New Residential.

“Under our surplus funding commitments, we are able to increase our advance rates and free up approximately $200 million of additional liquidity for near-term deployment. Furthermore, we look forward to continuing to work closely with Ocwen as one of our primary servicing partners.”

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company primarily targets investments in mortgage servicing related assets and other related opportunistic investments. New Residential is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC (NYSE: FIG), a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the ability to increase the Company’s advance rates and the ability to free up approximately $200 million of additional liquidity for near-term deployment. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the Company’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.newresi.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Source: New Residential Investment Corp.

Investor Relations, 212-479-3150

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